Exhibit 1
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                     STOCK ESCROW AGREEMENT
                    -----------------------


  THIS STOCK ESCROW AGREEMENT (the "Agreement") is entered into effective the 14th day of February, 2000 (the "Effective Date"), by and between NEW VISUAL ENTERTAINMENT, INC., a Utah corporation ("Parent"), Allen Blevins ("Blevins") and Michael Shepperd ("Shepperd") (collectively the "Shareholders" and individually a "Shareholder") and Olde Monmouth Stock Transfer ("Escrow Agent"), all of which may collectively be referred to herein as the "Parties" or singularly as a "Party."


                            RECITALS

  A. Pursuant to the terms of that certain Agreement and Plan of Merger (the "Merger Agreement") entered into by and among Parent, Astounding Acquisition Corporation, New Wheel Technologies, Inc., Blevins and Shepperd dated February 14, 2000, Parent has agreed to transfer and assign to New Wheel, in partial consideration for the merger (as defined in the Merger Agreement) to Parent, an aggregate of 10,000,000 fully paid and non-assessable restricted shares of common stock of the Parent (the "Shares").

  B.  Parent and the Shareholders have agreed, as set forth in
Section 2.4(b)(2) of the Merger Agreement, that said Shares shall be held in escrow by the Escrow Agent pursuant to the terms and conditions of this Agreement and until the occurrence of one of the two events set forth below which triggers the termination of this Agreement and delivery of the Shares by the Escrow Agent to either the Parent or the Shareholders.

  C. Parent and the Shareholders desire to establish an escrow account into which the Shares shall be held by Escrow Agent pending the completion of the Escrow Period (as defined below). Olde Monmouth Stock Transfer, Atlantic Highlands, New Jersey, agrees to serve as Escrow Agent in accordance with the terms and conditions set forth herein.


                           AGREEMENT:

  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

  1. Parent and the Shareholders hereby appoint Olde Monmouth Stock Transfer as Escrow Agent. Escrow Agent shall establish an escrow account (the "Escrow Account") on its books and records styled "Olde Monmouth Stock B Transfer Escrow Agent for New Visual Entertainment, Inc., Allan Blevins and Michael Shepperd." Commencing upon the Effective Date of this Agreement, Escrow Agent shall act as Escrow Agent and hereby agrees to receive and disburse the Shares in accordance with the terms and conditions of this Agreement.

  2. This Agreement shall terminate upon the earlier to occur of the following events (the "Escrow Period"):

     (a) The occurrence of the Milestone Date (as defined in Section 2.4(b) of the Merger Agreement);

     (b) The occurrence of the Budget Default Date (as defined in Section 2.4(b) of the Merger Agreement); or

     (c)  September 14, 2000.

     The occurrence of either of these events shall constitute the termination date ("Termination Date") of this Agreement.

  3. Parent and the Shareholders hereby agree that the following terms and conditions shall apply with respect to the events constituting the Termination Date:

     (a)  With respect to the events described in Paragraph
          2.(a) and 2.(b) of this Agreement, Escrow Agent shall release the Shares to the Shareholders upon receipt by it of a written notification jointly signed by Parent and the Shareholders confirming that either the Milestone Date or the Budget Date defined in the Merger Agreement has occurred. Upon delivery of the Shares to the Shareholders this Agreement shall terminate and Escrow Agent shall have no further obligations or duties with respect to the Agreement.

     (b) With respect to the event described in Paragraph 2.(c) of this Agreement, if the Escrow Agent does not receive the joint notification from Parent and the Shareholders as set forth in Paragraph 3(a) above by September 14, 2000, Escrow Agent shall deliver the Shares to Parent. Upon delivery of the Shares to Parent, this Agreement shall terminate and Escrow Agent shall have no further obligations or duties with respect to the Agreement.

  4. During the term of this Agreement, Parent and agree that the Shares to be delivered to Escrow Agent on the Effective Date of the Agreement shall be increased or decreased as required to make adjustments in the number of Shares to be issued to the Shareholders as a result of any stock dividends, stock splits, share combinations, exchanges for other shares of the Parent, recapitalizations or similar events necessitating a proportionate increase or reduction in the number of Shares to be issued to the Shareholders so as to offset any effect of any of the foregoing events which causes a change in the Parent's capitalization. If any event occurs which necessitates an increase or reduction in the number of Shares to be held by Escrow Agent under the terms of this Agreement, Parent and the Shareholders hereby agree to provide Escrow Agent with a written notification jointly signed by each requesting that the certificates representing the Shares be cancelled and re-issued in the amounts set forth in said notification.

  5. On or prior to the Effective Date of this Agreement, Parent shall deliver to Escrow Agent certificates evidencing the number of Shares to be owned the Shareholders for safekeeping pursuant to the terms hereof, and the Escrow Agent shall furnish Parent and the Shareholders with a safekeeping receipt or other similar instrument reflecting the name and address of the holder of said Shares, the number of Shares deposited and the stock certificate numbers of the Shares.

  6. Parent and the Shareholders agree that while the Shares are held by Escrow Agent pending the occurrence of one of the two events constituting Termination Date, said Shares shall be reported to the Securities and Exchange Commission as Shares owned beneficially and of record by Blevins and Shepperd on forms necessary and appropriate to report said holdings. With respect to the voting of the Shares, each of Blevins and Shepperd hereby appoints Ray Willenberg as his true and lawful attorney and proxy, with full power of substitution, to represent him and to vote all of the Shares he is entitled to vote at any annual or special meeting of the Shareholders of Parent on or prior to the Termination Date, and at any adjournments thereof. Mr. Willenberg shall report his power to vote the Shares to the Securities and Exchange Commission in whatever forms are necessary and appropriate to report his power to vote the Shares.

  7. Parent and the Shareholders agree that the terms and conditions of this Agreement shall be binding on their respective heirs, assigns, personal representatives and successors-in-interest, and notwithstanding anything in this Agreement to the contrary, no heir, assign, personal representative or successor-in-interest of any of the Parties is authorized to seek transfer of the Shares during the term of this Agreement, unless upon written agreement and notification to Escrow Agent signed by Parent and the Shareholders, or their respective heirs, assigns, personal representatives and successors-in-interest.

  8. If, during the term of this Agreement, there is any merger, consolidation, reorganization or similar exchange of shares by the Parent, the Escrow Agent shall surrender the Shares held in Escrow in exchange for stock certificates evidencing the issuance of new Shares to the Shareholders as a result of such event. The new Shares shall be accorded the same treatment under this Agreement as the Shares surrendered.

  9. During the term of this Agreement, the Parent shall distribute any cash dividends to be paid on the Shares to Escrow
Agent, who shall retain said dividends until the Termination
Date, at which time it shall deliver the dividends to the Party to whom the Shares are delivered.

  10. During the term of this Agreement, the Parent and the Shareholders agree that the Shares subject to the Agreement may not in any way be offered for sale, sold, pledged, hypothecated, transferred, assigned or in any manner disposed of by or for the account of any of the Parties without the prior written agreement of all of the Parties (excluding the Escrow Agent).

  11. Parent hereby agrees to pay any and all expenses incurred as a result of the escrow of the Shares pursuant to this Agreement. Escrow Agent agrees to administer this Agreement in strict compliance with all of the terms, conditions and instructions contained herein. Parent and the Shareholders agree to provide the Escrow Agent with all information necessary to facilitate the administration of the Agreement.

  12. Escrow Agent reserves the right to resign hereunder, upon twenty (20) days prior written notice to the other Parties. In the event of said resignation, Parent and the Shareholders shall, by written notice to Escrow Agent, designate a successor escrow agent to assume the responsibilities of Escrow Agent under this Agreement, and Escrow Agent immediately shall deliver the Shares to such successor escrow agent. If Parent shall fail to designate such a successor escrow agent within such time period, the Escrow Agent may deliver the Shares into the registry of any court having jurisdiction.

  13. The Parties hereto agree that the following provisions shall control with respect to the rights, duties, liabilities, privileges and immunities of the Escrow Agent:

     a. The Escrow Agent shall have no responsibility except for the safekeeping and delivery of the Shares deposited in the Escrow Account in accordance with this Agreement. The Escrow
        Agent shall not be liable for any act done or omitted to be done under this Agreement or in connection with the Shares deposited in the Escrow Account, except as a result of the Escrow
        Agent's gross negligence or willful misconduct.
        The Escrow Agent is not a party to nor is it bound by, nor need it give consideration to the terms of provisions of, even though it may have knowledge of, (i) any agreement or undertaking by, between or among the Parent and the Shareholders and any other party, except this Agreement, (ii) any agreement or undertaking that may be evidenced by this Agreement, (iii) any other agreements that may now or in the future be agreed to by the Parties in connection with this Agreement. Parent and the Shareholders hereby covenant that they will not commence any proceeding against the Escrow Agent regarding any action taken or thing done by the Escrow Agent pursuant to this Agreement except actions or omissions of gross negligence or willful misconduct or for any disbursement of the Shares made as authorized herein. If any question, dispute or disagreement arises among the Parties hereto and/or any other party with respect to the Shares deposited in the Escrow
        Account or the proper interpretation of this Agreement, the Escrow Agent shall not be required to act and shall not be held liable for refusal to act until the question or dispute is settled, and the Escrow Agent has the absolute right at its discretion to do either or both of the following:

           1. withhold and/or stop all further performance under this Agreement until the Escrow Agent is satisfied, by receipt of a written document in form and substance satisfactory to the Escrow Agent and executed and binding upon all Parties hereto, that the question, dispute, or disagreement has been resolved; or

           2. file a suit in interpleader and obtain by final judgment, rendered by a court of competent jurisdiction, an order binding all Parties interested in the matter. In any such suit, or should the Escrow Agent become involved in litigation in any manner whatsoever on account of this Agreement or the Escrow
                Account, the Escrow Agent shall be entitled to recover from the Parent and the Shareholders, jointly and severally, its attorneys' fees and costs.

        The Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for and shall not be liable for any action taken or suffered by it hereunder in good faith and believed by it to be authorized hereby, nor for action taken or omitted by it in accordance with the advice of such counsel.

     b. The Escrow Agent shall only be obligated for the performance of such duties as are specifically set forth in this Agreement and may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it by the Parties hereunder and believed by it to be genuine and to have been signed or presented by the Parties and to take statements made therein as authorized and correct without any affirmative duty of investigation.

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

     c. Parent and the Shareholders hereby agree to indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability, or expense (including, without limitation, all legal expenses incurred in enforcing any of the provisions of this Agreement or otherwise in connection herewith) incurred without gross negligence or willful misconduct on the part of the Escrow Agent, arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder. This covenant shall survive the termination of this Agreement.

     d. The Escrow Agent shall not be bound by any modification, amendment, termination, cancellation, rescission or supersession of this Agreement unless the same shall be in writing and signed by all of the other Parties hereto.

  14. Notices required to be sent hereunder shall be delivered by hand, sent by an express mail service or sent via
United States mail, postage prepaid, certified, return receipt requested, to the following address:

      If to Parent:            Mr. Ray Willenberg, Jr.
                               New Visual Entertainment, Inc.
                               827 Brighton Court
                               San Diego, CA 92109

      If to the Shareholders:  Allan Blevins
                               1207 Soda Canyon Road
                               Napa, California 94558

                               Michael Shepperd
                               1811 Santa Rita Road, #216
                               Pleasanton, California 94566


     If to Escrow Agent:      Olde Monmouth Stock Transfer
                              77 Memorial Parkway
                              Atlantic Highlands, New Jersey 07716


  No notice to the Escrow Agent shall be deemed to be delivered until actually received by the Escrow Agent. From time to time any Party hereto may designate an address other than the address listed above by giving the other Parties hereto not less than five (5) days advance notice of such change in accordance with the provisions hereof.

  15. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California and the laws of the United States applicable to transactions in California.

  16. This Agreement may be executed by one or more of the Parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

  17.  Arbitration.

     a. It is understood and agreed between the parties hereto that any and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever (including, but not limited to, tort and contract claims, and claims upon any law, statute, order or regulation) (hereinafter "Transaction Claims") arising out of, in connection with or in relation to (i) the interpretation, performance or breach of this Agreement, (ii) the arbitrability of any Transaction Claims under this Agreement, or (iii) any relationship before, at the time of entering into, during the term of or upon or after expiration or termination of this Agreement, between the parties hereto, shall be resolved by final and binding arbitration administered by a single arbitrator to be agreed upon by the parties or, if the parties cannot agree upon an arbitrator within five (5) days, a single arbitrator which shall be appointed by the American Arbitration Association (in either case, the "Arbitrator").

     b. All Transaction Claims shall be filed before the Arbitrator. Neither party nor the Arbitrator shall disclose the existence, content or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to this Section 20. The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, or both, as applicable. The Arbitrator is without jurisdiction to apply any different substantive law. The Arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The Arbitrator shall render an award and a written, reasoned opinion in support thereof. Such award shall include reasonable attorneys' fees to the prevailing party. Judgment upon the award may be entered in any court having jurisdiction thereof.

     c. Adherence to this dispute resolution process shall not limit the parties' rights to obtain any provisional remedy, including without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests. Notwithstanding the foregoing sentence, this dispute resolution procedure is intended to be the exclusive method of resolving any Transaction Claims arising out of or relating to this Agreement.

     d. This dispute resolution process shall survive the termination of this Agreement. If any provision in this Section 20 is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of this Section. The parties expressly acknowledge that by signing this Agreement, they are giving up their respective rights to a jury trial.



                   [Signature page follows]

                              Parent:

                              NEW VISUAL ENTERTAINMENT, INC.,
                              a Utah corporation

                              By:  /s/RAY WILLENBERG, JR.
                              --------------------------------
                              Ray Willenberg, Jr., President




                                 /s/ ALLAN BLEVINS
                              --------------------------------
                              Allan Blevins

                                 /s/ MICHAEL SHEPPARD
                              --------------------------------
                              Michael Shepperd


                              ESCROW AGENT:

                              OLDE MONMOUTH STOCK TRANSFER


                              By:  /s/ JOHN A. TROSTER
                                 -----------------------------
                                   John A. Troster, Pres.

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